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FORM 4
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                                                          OMB APPROVAL
[ ] CHECK THIS BOX IF NO LONGER SUBJECT           ------------------------------
    TO SECTION 16. FORM 4 OR FORM 5               OMB Number:          3235-0287
    OBLIGATIONS MAY CONTINUE.  SEE                Expires:      January 31, 2005
    INSTRUCTION 1(b).                             Estimated average burden
                                                  hours per response.........0.5
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

  Yeager                           James                     L.
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   (Last)                           (First)             (Middle)

                350 Corporate Blvd.
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                                    (Street)

             Robbinsville, NJ 08691
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name AND Ticker or Trading Symbol

             NexMed, Inc.  (NEXM)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     December 31, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify title below)

  Senior Vice President, Scientific Affairs
------------------------------------------------------------------
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________





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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
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
                                                                                              5.
                                                                                              Amount of      6.
                                                                 4.                           Securities     Owner-
                                     2A.                        Securities Acquired (A) or    Beneficially   ship
                       2.            Deemed        3.           Disposed of (D)               Owned          Form:     7.
                       Trans-        Execution     Transaction  (Instr. 3, 4 and 5)           Following      Direct    Nature of
                       action        Date, if      Code         --------------------------    Reported       (D) or    Indirect
1.                     Date          any           (Instr. 8)               (A)               Transaction(s) Indirect  Beneficial
Title of Security      (Month/Day/   (Month/Day/   ------------              or               (Instr. 3      (I)       Ownership
(Instr. 3)             Year)         Year)         Code     V   Amount      (D)    Price       and 4)        (Instr.4) (Instr.4)
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

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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

  PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM
     ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID
                              OMB CONTROL NUMBER.


                                                                          (Over)
                                                                 SEC 1474 (9-02)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (Month/  (Month/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     Day/Year)Day/Year Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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

Stock        $4.00   12/31/02          A        40,000        (1)      1/18/10  Common    40,000          120,000      D
Options                                                                          Stock
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
EXPLANATION OF RESPONSES:

    (1) On January 18, 2000, the Company approved a stock option grant to James L. Yeager for an aggregate of 120,000 stock options which vested in three equal installments of 40,000 options each on December 31, 2000, December 31, 2001 and December 31, 2002.



  /s/ VIVIAN H. LIU, ATTORNEY-IN-FACT                         1/2/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date




** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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